Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into as of July 1, 2026, (the “Effective Date”) by and between Xometry, Inc. (the “Company”), and Randolph Altschuler (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement, effective as of July 2, 2021 (the “Employment Agreement”), and the Amendment to the Employment Agreement, effective as of June 14, 2024 (the “Amendment”);

WHEREAS, the Company desires for the Executive to serve as the Executive Chair of the Company Board of Directors, pursuant to the terms of this Second Amendment, and

WHEREAS, the Parties wish to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.
Amendments to Employment Agreement.

Notwithstanding anything to the contrary in the Employment Agreement, and notwithstanding anything to the contrary in the Amendment, Sections 1.2, 1.3, 2.1, and 2.2 of the Employment Agreement shall be struck and replaced with the following:

Section 1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive and to transition him into the position of the Executive Chair of the Company Board of Directors (“the Board”) as of the Effective Date, and Executive hereby accepts suchcontinued employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. For the avoidance of doubt, Executive shall cease to serve as the Chief Executive Officer of the Company as of the Effective Date.

Section 1.3 Duties. Executive will report to the Board performing such duties as are normally associated with Executive’s then-current position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board.In his capacity as Executive Chair, Executive will serve on the Board. In the event that Executive's employment terminates for any reason, Executive shall be deemed to have resigned from the Board effective as of the date of such termination of employment, unless otherwise requested by the Board. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s office in the Rockville, Maryland area or such other location as assigned.

Section 2.1 Salary. Commencing on the Effective Date, Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $400,000, subject to review and adjustment from time to time by the Company in its sole discretion (“Base Salary”). The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.

Section 2.2 Annual Bonus. Executive shall be eligible to receive an annual performance bonus under this Section 2.2 of up to 75% (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”) at 100% of targeted goals, with a maximum potential of 200% or such other percentage as determined by the Board (or a committee thereof). The Annual Bonus will be based upon the assessment of the Board (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. The annual period over which performance is measured for purposes of the

Annual Bonus is January 1 through December 31. Following the close of each calendar year, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than or more than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise stated in Sections 6.1 and 6.2, Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof). Executive’s Annual Bonus, if any, attributable to 2026 under this Section 2.2. shall be prorated for the number of days between the Effective Date and December 31, 2026. For the avoidance of doubt, Executive’s eligibility for any annual bonus for the portion of 2026 prior to the Effective Date remains subject to the terms in effect for such time period and is not affected by this Second Amendment.

Executive hereby expressly consents to this Amendment of the Employment Agreement. All other terms and provisions of the Employment Agreement shall remain in full force and effect.

2.
Amendments and Waivers. Any term hereof may be amended, and the observance of any term hereof may be waived only with the written consent of each Party hereto. Any amendment or waiver so effected shall be binding upon the Parties.
3.
Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
4.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.
Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof; provided, however, that this Amendment modifies but does not supersede the Employment Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date written above.

Xometry, Inc.	Executive

/s/ Kim Hirsch	/s/ Randolph Altschuler
Kim Hirsch	Randolph Altschuler